EXHIBIT 99.1

Berkshire Hills Announces Employee and Community Investments

PITTSFIELD, MA – January 4, 2018– Berkshire Hills Bancorp, Inc. (NYSE:  BHLB), the parent of Berkshire Bank, today announced additional investments in its employees and communities following the recent passage of federal tax reform legislation.

These investments include:

•	Raising Berkshire's minimum wage to $15 per hour.
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Providing a special, one-time bonus of $1000 to over 1000 employees.  This grant benefits all full time employees below a certain compensation threshold, covering over 70% of the Bank's workforce, and augments the special $500 holiday bonus these colleagues received in the fourth quarter.

•	Enhancing Berkshire's investment in employee development and training programs to benefit our employees and bolster our current offering at AMEBU – American's Most Exciting Bank University.
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Contributing $2 million to the Berkshire Bank Charitable Foundation which supports charitable organizations, scholarships, and volunteerism across Berkshire's local communities.  This will bolster the foundation's endowment and allow for increased local giving.  Last year we provided over $2 million to our local communities, complementing our employee volunteer program which helps our employees contribute over 40,000 hours of volunteer service each year.

"Berkshire's unique culture is built on the recognition that our employees are our most important asset," said Mike Daly, Berkshire's Chief Executive Officer.  "As an organization, we believe that taking care of our employees leads to more satisfied customers, healthier communities and higher returns to shareholders.  We're pleased to have the opportunity to further reward the team for their hard work and dedication to our customers, while also investing in their long-term professional development and furthering our overall commitment to the communities we serve."

ABOUT BERKSHIRE BANK FOUNDATION

Through foundation grants to nonprofits, scholarships to students, environmental programs, and employee volunteerism, Berkshire Bank is making a difference. Each year the Foundation donates $2 million to nonprofits throughout the Bank's footprint and 100% of bank employees provide over 40,000 hours of service through our XTEAM® corporate volunteer program. Berkshire Bank was named one of Massachusetts' Most Charitable Companies by the Boston Business Journal in 2017. To learn more about Berkshire Bank Foundation, visit www.berkshirebank.com/community.

ABOUT BERKSHIRE
Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank®.  Berkshire has approximately $11.6 billion in assets and 113 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets.  To learn more about Berkshire Bank, visit www.berkshirebank.com
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

Media Contact: Elizabeth Mach, SVP –Marketing Officer, 413.445.8390,
emach@berkshirebank.com

Investor Contact:  Allison O'Rourke; EVP - Investor Relations Officer; 413-236-3149, aorourke@berkshirebank.com